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Exhibit 10.1

SEVERANCE AGREEMENT

        THIS SEVERANCE AGREEMENT (the "Agreement") is executed to be effective as of the 14th day of December, 2002, by and between AVAX Technologies, Inc., a Delaware corporation (the "Corporation"), and David L. Tousley ("Executive").

RECITALS

        WHEREAS, the Corporation and Executive entered into an employment agreement dated October 8, 2001 and effective as of February 28, 2001 (the "Employment Agreement"), pursuant to which Executive agreed to serve as the Chief Operating Officer of the Corporation;

        WHEREAS, the Corporation desires to terminate Executive without cause, effective as of the above listed effective date, from all of his positions with the Corporation, including his position as Chief Operating Officer; and

        WHEREAS, the Corporation and Executive have agreed that it is in their respective best interests to set forth the parties' rights and obligations with respect to each other in connection with the termination of Executive's employment without cause.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and the Corporation agree as follows:

        1.    Termination of Executive's Employment.    The Corporation hereby terminates without cause, and Executive hereby acknowledges the termination of, Executive's employment with the Corporation, which termination expressly includes termination from all of Executive's positions with the Corporation as an officer and employee of the Corporation (and all positions with subsidiaries of the Corporation) effective as of the day and year first above written (the "Termination Date"). Executive will receive his normal pay through the Termination Date in accordance with the Corporation's normal payroll practices. In addition, the Executive hereby resigns, effective as of the Termination Date, from: (i) his position on the Board of Directors of the Corporation; and (ii) his position on each of the board(s) of directors of any subsidiary of the Corporation of which Executive may be a member.

        2.    Termination of Executive's Employment Agreement.

        (a)  Executive and the Corporation hereby agree that the Employment Agreement is terminated effective as of the Termination Date; provided, however, that, notwithstanding anything to the contrary contained in the Employment Agreement, the respective rights and obligations of Executive and the Corporation under Sections 6, 7, 8(b), 8(c), 9, 11, 13, 14, 15, 16, 17, 18 19 and 20 thereof shall survive such termination. Executive will continue to be bound by any Corporation policies and procedures that have effect beyond a termination of employment (including, for example, confidentiality policies and insider trading policies).

        (b)  Notwithstanding the termination of the Executive's employment with the Corporation, the Executive agrees that for a period of twelve (12) months from the Termination Date, Executive, unless unable due to death, disability or other exigent circumstances, will in good faith cooperate with the Corporation and assist the Corporation ("Services") on such matters as the Corporation may from time to time reasonably determine the Executive's cooperation and/or assistance is appropriate or necessary. Any such cooperation and assistance will be limited in scope and duration and will be designed so as not to interfere with any full-time employment or other consulting obligations that the Executive may then be committed to perform. It is intended that the Services shall include, but not be limited to, such matters as good faith discussions with the Corporation's executives, directors, other agents and/or prospective purchasers of the Corporation regarding the knowledge of the Executive, the Executive answering questions from such persons, and the Executive executing such documents as may be reasonably acceptable to the Executive regarding the Executive's knowledge about the Corporation. Executive shall perform the Services as an independent contractor, and not as an employee. Executive shall be paid for the Services by the Corporation at the rate of One Hundred Fifty Dollars ($150.00) per hour, or portion thereof, for Services not requiring significant travel on the part of Executive. Executive shall be paid by the Corporation at the rate of One Thousand Five Hundred Dollars ($1,500.00) per day for Services requiring overnight domestic travel or international travel by the Executive. The Corporation will reimburse the Executive for any reasonable out-of-pocket expenses. Executive acknowledges and agrees that the payments described in this sub-section constitute consideration for the Executive's Services and, except for any such payments, the Severance Payments and any Success Fee (defined below), Executive shall receive no other consideration, payment or benefits whatsoever for performing Services to the Corporation or otherwise.

        3.    Severance Compensation.

        (a)  In consideration of Executive's execution of this Agreement, Executive shall receive a lump sum payment equal to Two Hundred Seventy-Three Thousand and No/100 Dollars ($273,000.00) (the "Severance Payment I"), which shall be payable to the Executive no later than January 2, 2003, provided that Executive shall not have revoked his agreement hereto as set forth in Section 7(f) below. The Executive shall also receive a lump sum payment equal to Sixteen Thousand Two Hundred Forty-Five and No/100 Dollars ($16,245.00) payable contemporaneously with the initial payment of Severance Payment I and representing an advance for health, life, dental, vision and short and long term disability insurance costs for one year ("Severance Payment II"). (Severance Payment I and Severance Payment II are collectively referred to herein as the "Severance Payments.") The Severance Payments shall be made by the Corporation's check to be delivered by the Corporation to Executive on or before the date that the relevant payment is due. The Severance Payments shall also be subject to all applicable withholding taxes. Executive hereby acknowledges that the Severance Payments include all monies payable to him by the Corporation, including, without limitation, wages (other than as specified in Section 1), payment for accrued and unused vacation days, holiday pay, sick pay and severance pay. Notwithstanding the preceding sentence, however, the Corporation will reimburse Executive for unreimbursed business expenses incurred by Executive prior to the Termination Date in accordance with customary Corporation practices.

        (b)  In the event that a "Change of Control" (as such term was defined in the Employment Agreement) shall be consummated at any time within twelve (12) months after the Termination Date, then the Corporation shall pay to Executive the sum of Thirty Thousand and No/100 Dollars ($30,000.00) ("Success Fee") within ten (10) business days following the closing date of such transaction. Notwithstanding the preceding sentence, Executive shall not be entitled to a Success Fee resulting from any securities offering or fund-raising conducted by or for the benefit of the Corporation. Executive shall not be entitled to receive more than one (1) Success Fee.

        4.    Options.    The Corporation has granted to Executive options to purchase shares of the Corporation's common stock. Any stock options granted to the Executive shall continue to vest and be exercisable in accordance with the terms and conditions of the applicable stock option agreement(s); provided, however, that if any applicable stock option agreement contains provisions limiting the time period during which stock options may vest or be exercised by the Executive after termination of employment (the "Time Limit") to less than one (1) year from the Termination Date, then the applicable Time Limit shall (subject to the following sentence) be extended, and the relevant stock option agreement is hereby amended, such that the options shall continue to vest in accordance with the other terms and provisions of the stock option agreement and shall be exercisable for a period of one (1) year from the Termination Date, at which time all unexercised options shall expire. Notwithstanding the proviso in the preceding sentence, no Time Limit shall be extended in any stock option agreement if doing so would be contrary to applicable law, rule or regulation or would conflict with or have an adverse impact on any stock option plan maintained by the Corporation.

        5.    Benefits.    Executive acknowledges that, from and after the Termination Date, other than the Severance Payments referred to in Section 3, he is entitled to no other employee benefits, except as required by law. Nothing in this agreement shall in any way affect the Executives 401(K) plan.

        6.    Property.    Executive hereby covenants that all Corporation property in the possession of Executive will be returned to the Corporation on or before December 15, 2002, with the exception of the laptop computer, cell phone and fax machine regularly used by the Executive, ownership of which will be transferred to the employee on the date that the first installment of the Severance Payments is made. The Corporation will deliver to Executive all personal property of Executive at the Corporation, including Executive's personal files unrelated to the Corporation, on or before such date.

        7.    General Release and Waiver.

        a.    Subject to the Corporation's indemnification obligations contained in Section 2 above, Executive hereby releases, remises, acquits and discharges the Corporation and its respective subsidiaries, partners, directors, agents, executives, consultants, independent contractors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which Executive, his heirs, successors, or assigns have or may have against any of such parties and any and all liability which any of such parties may have to Executive whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to claims under the Employment Agreement, claims of discrimination under the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the human rights laws of the State of Missouri and Kansas City, and the State of Kansas and Overland Park, or any other federal, state or local law concerning wages, employment or discharge, and any other law, rule, or regulation or workers' compensation or disability claim under any such laws. Notwithstanding any other provision of this Agreement, this release is not intended to interfere with Executive's right to file a charge with the U.S. Equal Employment Opportunity Commission in connection with any claim he believes he may have against the Corporation. However, by signing and returning this Agreement, Executive agrees to waive the right to recover damages in any proceeding he may bring before the U.S. Equal Employment Opportunity Commission or in any proceeding brought by the U.S. Equal Employment Opportunity Commission on his behalf. This release relates to claims arising from and during his employment relationship with the Corporation or as a result of the termination of such relationship. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, tort claims, compensatory damages or punitive damages, in any such case whether or not such claims have been previously asserted by Executive. Executive further agrees that he will not file or permit to be filed on his behalf any such released claim. This release shall not apply to the obligations set forth in this Agreement. It is specifically understood that the Corporation will continue to indemnify the Executive in accordance with the Section 11 of the Employment Agreement (which survives termination pursuant to Section 2(a) hereof) for any and all claims, damages and legal fees arising from the lawsuits that have been filed by Kamy Behzadi personally against the Executive and the Corporation.

        b.    Except as otherwise specifically provided for herein, the Corporation hereby releases, remises, acquits and discharges the Executive from any and all claims, known or unknown, which the Corporation, its successors, or assigns may have against the Executive (the "Release"); provided, however, that the foregoing Release shall not extend to, and the Corporation expressly does not release, remise, acquit or discharge the Executive from, any claim or claims, known or unknown, which the Corporation, its successors, or assigns may have against the Executive relating in any way to any fraud, deceit, corruption, illegal or immoral act or omission, intentional misconduct or gross negligence, involving the Executive.

        c.    Executive hereby acknowledges that he has been advised to consult with an attorney in connection with his execution of this Agreement and that he has done so.

        d.    Executive expressly acknowledges that the termination benefit being offered to him hereby is a benefit to which he would not be entitled without executing the foregoing release contained in sub-section (a) above, and the benefit constitutes consideration for the foregoing release.

        e.    Executive hereby acknowledges that he has been provided the opportunity to take twenty-one (21) days to consider whether to execute this Agreement, and Executive has chosen to waive such period should he execute this Agreement prior to the expiration of that twenty-one (21) day waiting period.

        f.      Executive understands that during the seven (7) days following his execution of this Agreement Executive may revoke his agreement hereto at any time by notifying the Corporation in writing. Executive acknowledges and agrees that in the event that Executive revokes his agreement hereto this entire Agreement will be thereby revoked.

        8.    Non-Disparagement.    Executive agrees that for a period of five (5) years from the Termination Date, he will not make any statement or statements, in writing or otherwise, that disparages the reputation or character of the Corporation or any of its affiliates, its and their respective officers, directors, employees and agents, for any reason whatsoever, except in connection with any litigation or administrative proceedings by or between Executive and the Corporation or as otherwise required by law. The Corporation agrees that for a period of five (5) years from the Termination Date, it will not make any statement or statements, in writing or otherwise, that disparages the reputation or character of the Executive, for any reason whatsoever, except in connection with any litigation or administrative proceedings by or between Executive and the Corporation or as otherwise required by law. In addition, the Corporation will provide the Executive with a reference letter on the Corporation's letterhead in the form attached as Exhibit A.

        9.    General Provisions.

        a.    If any provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be modified to the extent necessary to permit it to be enforceable, and the remaining provisions of this Agreement will continue to be in force. The parties agree that this Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware without regard to its conflicts of law rules.

        b.    This Agreement contains the entire agreement among Executive and the Corporation with respect to the matters contemplated herein and supersedes all prior agreements or understandings, whether written or oral, among the parties with respect to such matters. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. This Agreement is binding upon the heirs and personal representatives of Executive and upon the successors and assigns of the Corporation.

        c.    The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

        d.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AVAX TECHNOLOGIES, INC.
By:	/s/ RICHARD P. RAINEY
Name:	Richard P. Rainey
Title:	Vice President of Finance and Administration
EXECUTIVE
By:	/s/ DAVID L. TOUSLEY
Name:	David L. Tousley

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  Exhibit 10.1